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                                                                    EXHIBIT 10.7

                                    MTL Inc.
                               3108 Central Drive
                            Plant City, Florida 33567

Dennis R. Copeland
Chemical Leaman Corporation
102 Pickering Way
Exton, PA 19341-0200

Dear Mr. Copeland:

As of June 23, 1998

MTL Inc. (the "Company") desires to employ you, and you hereby accept such employment, as the Vice President of Administration of the Company (the "Employee") upon the following terms and conditions (capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") between Chemical Leaman Corporation ("CLC"), its shareholders and Palestra Acquisition Corp.):

         1. Your employment by the Company will commence as of the Effective Time and continue until the second anniversary of the date hereof and year to year thereafter, unless either party provides written notice at least 90 days prior to the end of the term or the applicable renewal year. If the Company provides such notice, you shall be entitled to receive (a) your then current base salary for one year after the end of the term and you shall be entitled during such time to the continuation of health, medical and other benefits plus (b) up to one year's Integration Bonus Amount; provided that, pursuant to the terms hereof (ig during the term of employment, any severance period and any extension of the covenants set forth in the Exhibits hereto, in the aggregate), you shall receive the Integration Bonus Amount for no more than three full years.

         2. You will receive a base salary of $145,000 per annum, which shall be subject to annual review by the Board of Directors of the Company or a committee thereof (the "Board"), but may not be reduced as a result of such review. In addition, you will receive health, medical and other benefits under the Company's benefits plans on a basis comparable to the Company's other similarly situated employees In connection with such benefits, you shall be credited with service time provided to CLC where applicable. In connection with your health benefits, you shall not be subject to any waiting period or pre-existing condition exclusions.

         3. You shall be entitled to bonuses on the terms set forth on Exhibits B, C, E and Z. For purposes of such exhibits, (a) your "Target Bonus Percentage" shall be 25% of your base salary in effect of the time of payment, (b) the term "Promissory Note" shall mean the Promissory Note dated September 10, 1996 in the principal amount of $87,300 and (c) your "Integration Bonus Amount" shall be $21,500. You shall pay all amounts owed by you in respect of your Promissory Note by


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                  set-off against payments due to you under the Merger Agreement in respect of the common stock of CLC owned by you.

         4. Notwithstanding anything else herein, the Company reserves the right to terminate your employment at any time with or without "cause" (as defined below) and you reserve the right to terminate your employment with "good reason" (as defined below), provided that if the Company terminates your employment without "cause" or you terminate your employment with "good reason" the Company will pay you (a) your then current base salary for one year after such termination plus
                  (b) up to one year's Integration Bonus Amount (subject to the limitations set forth in paragraph 1 hereof), and you will be entitled during such time to the continuation of health, medical and other benefits. If the Company terminates your employment for "cause" or you terminate your employment other than for "good reason" you shall not be entitled to any further payments (except for any accrued but unpaid amounts due) or benefits, effective immediately upon such termination

         5. The Company will cause to be granted to you, at or within 45 days of the Effective Time, options to acquire 4,000 shares of the Company's common stock at a per share price equal to the price paid in the merger of Sombrero Acquisition Corp. and the Company. The options will be subject to the Company's option plan.

         6. Notwithstanding anything to the contrary contained in the Merger Agreement, at the Effective Time, shares of CLC's common stock held by you having a value of $160,000 (based on the Merger Consideration paid to CLC's stockholders pursuant to the Merger Agreement) shall be converted into shares of the Company's common stock (the "Common Stock"). If your employment is terminated without cause or you terminate your employment with good reason, subject to any debt covenants of the Company, (a) you shall have the right to cause the Company to purchase your shares of the Company's stock at fair market value thereof and (b) the Company shall have the right to cause you to sell to the Company such stock at fair market value thereof. Otherwise, upon any termination of your employment (x) by the Company for "cause," the Company shall have the right to cause you to sell to the Company such stock for the lower of the purchase price you paid therefor and the fair market value thereof or (y) by you without "good reason," the Company shall have the right to cause you to sell to the Company such stock for the purchase price you paid therefor, and you shall have no right to cause the Company to purchase such stock Upon your death, your successors shall succeed to your rights under such stock, and, for the purpose of this paragraph 7, your successors and the Company shall have the same rights as if your employment was terminated without cause. With respect to your investment in the Company's stock, you shall (i) receive customary "tagalong" rights, (ii) grant the shareholders of the Company customary "bring-along" rights, (iii) be subject to restrictions on transfer for 30 days prior to and 180 days after the consummation of any public offering and (iv) grant affiliates of Apollo Management, L.P. and the Company customary rights of "first refusal." At the Effective Time, you agree to enter into a shareholders agreement with MTL including, but not limited to, the rights and obligations with respect to MTL stock set forth in this paragraph 7.


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         7.       It is anticipated that within a reasonable time following the
                  Effective Time you will relocate to Florida in connection with your employment with the Company. The Company agrees to reimburse your reasonable moving expenses, in accordance with CLC's current relocation reimbursement policy, plus an amount equal to the taxes payable by you as a result of such reimbursement. If, within two years of the Effective Time, your employment is terminated by the Company without "cause" or you terminate your employment with "good reason," the Company agrees to again reimburse your reasonable moving expenses, in accordance with CLC's current relocation reimbursement policy, plus an amount equal to the taxes payable by you as a result of such reimbursement. In addition, throughout your term of employment, the Company will provide you $450 per month as a car allowance.

         8. You agree to be bound by the Restrictive Covenant Agreement set forth on Exhibit F, which is incorporated by reference herein.

         9. You agree to be bound by the Non-Compete Covenant set forth on Exhibit A, which is incorporated by reference herein.

         10. For purposes of this letter agreement "cause" means (i) a good faith finding by the board of directors of the Company (or a committee thereof) of your failure to satisfactorily perform your assigned duties for the Company as a result of your material dishonesty, gross negligence or intentional misconduct or (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony. For purposes of this letter agreement "good reason" means a material diminution in your duties and responsibilities caused by the Company, a material breach by the Company of its compensation and benefit obligations under this letter agreement, or an involuntary relocation by more than 50 miles of your principal place of business as it exists immediately following the Effective Date.

         11. This agreement shall terminate automatically upon your death or long-term disability. Any termination hereof by reason of your death or disability shall terminate your right to receive further payments hereunder (excluding your rights under paragraph 7 hereof), except for any accrued but unpaid amounts due. Nothing in this paragraph shall, however, limit or eliminate any right you may have under any life insurance, disability or other benefits provided to you during your employment.

This letter agreement embodies the entire understanding between the parties with respect to periods of time from and after the Effective Time, and at the Effective Time shall supersede all prior understandings and agreements with respect to the subject matter hereof (including the Purchase Agreement dated September 10, 1996 between you and CLC, the Pledge Agreement dated September 10, 1996 between you and CLC, and the Promissory Note, each as it may have been amended, supplemented or restated); provided, that if the Merger Agreement shall be terminated, this letter agreement shall automatically terminate and all such superseded understandings and agreements shall remain effective, The parties agree that this LETTER AGREEMENT shall be governed in accordance with the laws of the State of New York and the exclusive jurisdiction for enforcing such agreement shall be the federal courts of the United States located in New York (unless such choice of forum would deny an aggrieved party a forum for enforcing such party's rights, in which case the state courts of New York shall have jurisdiction).


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If you are in agreement with the foregoing. please execute this letter agreement below and cause it to be delivered to the Company at the address set forth above.

                                       MTL Inc.



                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:

Acknowledged and agreed as of
the date first above written:



/s/ Dennis R. Copeland
-------------------------------------
Name:


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                                                                       EXHIBIT B

                               ANNUAL BONUS PLAN

        In addition to and consistent with all other incentive plans of the Company. commencing on January 1, 1999 and for each calendar year thereafter during the term of his employment. the Employee shall be eligible to receive the Target Bonus Percentage of his salary in effect on December 31 of the applicable year if the Company and the Employee achieve certain operating and/or financial or other goals to be established by the Board or a compensation committee thereof in its sole discretion. The bonus plan, having provisions consistent with those granted to similarly situated employees of the Company, shall be adopted and administered by the Board or a compensation committee thereof.


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                                                                       EXHIBIT C

                                1998 BONUS PLAN

        The Board of Directors of the Company (or a committee thereof) shall, within a reasonable time after the Effective Time, approve a 1998 Bonus Plan.


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                                                                       EXHIBIT E

                               INTEGRATION BONUS

        Subject to the consummation of the transactions contemplated by the Merger Agreement. the Company hereby agrees to pay the Employee the Integration Bonus, payable in 1? equal installments on a monthly basis on a date that the Company customarily makes payroll payments. The Company's obligation to make payments in respect of the Integration Bonus shall commence on the Effective Time and shall continue until the date that is three years from the Effective Time or as otherwise provided in the Letter Agreement and the Exhibits attached thereto.


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                                                                       EXHIBIT A

                              NON-COMPETE COVENANT

         In consideration of the terms set forth in the letter agreement (the "Letter Agreement") to which this Non-Compete Covenant is attached and in connection with the transactions contemplated by the Merger Agreement, the Employee agrees that no Competition Event (as defined below) shall occur prior to the date that the Employee ceases to receive salary or severance payments from the Company (including, without limitation. any subsidiary thereof) (the "Non-Compete Expiration"); provide d that if Employee is terminated for "cause" or terminates his employment without "good reason," no such event shall occur for two years from such termination; provided. further, that the Company shall have the right upon 90 days notice to extend the Non-Compete Expiration for one year by paying the Employee his salary, providing health and medical benefits and paying up to one year's Integration Bonus Amount (subject to the limitation set forth in Section 1 of the Letter Agreement) during such additional year.

         For purposes of this letter agreement a "Competition Event" shall occur if the Employee directly or indirectly (i) engages in the bulk trucking business, the bulk tank cleaning business or any other business in which the Company or any of its Subsidiaries are engaged as of the date hereof or the date of termination of the Employee's employment with the Company (collectively. the "Company Business") within the United States; (ii) competes or participates as agent, employee, consultant advisor, representative or otherwise in any enterprise which has any material operations engaged in the Company Business within the United States: or (iii) competes or participates as a stockholder, partner, member or joint venture, or has any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States, provided, however, that nothing contained herein shall prohibit the Employee from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board and a majority of the independent members of the Board (if any), (B) owning no more than five percent (5%) of the equity of any publicly waded entity with respect to which the Employee does not serve as an officer. director, employee, consultant or in any other capacity other than as an investor or (C) being employed by a business that engages in the Company Business but whose principal business is not the Company Business, if the Employee's involvement is limited to those operations that are not the Company Business.

        The Employee acknowledges that irreparable damage would occur in the event of a breach of the provisions of this Non-Compete Covenant by the Employee. It is accordingly agreed that in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Non-Compete Covenant and to enforce specifically the terms of such provisions.

        If any provision of this Non-Compete Covenant shall be adjudged by airy court 6f competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Covenant Furthermore, if the scope of any restriction or requirement contained in this Covenant is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and you consent and agree that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement


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                                                                       EXHIBIT F

                         RESTRICTIVE COVENANT AGREEMENT

                                    ARTICLE I
                                 CONFIDENTIALITY

        In consideration of the terms set forth in the letter agreement to which this Restrictive Covenant Agreement is attached and in connection with the transactions contemplated by the Merger Agreement, and in view of the fact that the Employee has been in close contact with many confidential affairs of CLC and its subsidiaries and affiliates, including Confidential and Proprietary Information and other matters of a business nature, such as information about customers (including pricing information), costs, profits, markets, sales. strategic plans for future development, and any other information not readily available to the public, the Employee hereby agrees for five years from the Effective Time to keep confidential all Confidential and Proprietary Information and other matters of or relating to the Company and its subsidiaries and affiliates learned prior to or after the Effective Time, and not to disclose them to anyone, or to use them in each case, either prior to or after the Effective Time (except as required by law or for the Employee to perform the duties of his employment). The Employee further agrees to deliver promptly to the Company, upon the request of the Company, all memoranda, notes, records. reports and other documents (and all copies thereof) relating to the Company's and its subsidiaries' and affiliates' businesses which the Employee may then possess or have under the Employee's control.

                                    ARTICLE B
                                NON-SOLICITATION

2.1 The Employee agrees that he will not, until the later of (a) three years from the Effective Time and (b) such time as the Employee ceases to receive salary and severance payments from the Company (the "Non-Solicitation Expiration"), solicit or make any other contact with directly or indirectly, any customer of the Company or airy of its subsidiaries as of the Effective Time with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company or any of its subsidiaries.

2.2 The Employee agrees that he will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or airy of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union's or similar organization's relationship or arrangements with the Company or any Subsidiary.

2.3 The Employee agrees that he will not; prior to the Non-Solicitation Expiration, solicit or make any other contact with, directly or indirectly, arty employee or independent contractor (including, without limitation, any of the Company's truck drivers) of the Company or any of its subsidiaries or affiliates as of the Effective Time (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Effective Time) with respect to any employment; services or other business relationship.


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2.4      The Employee agrees that the Company shall have the tight, upon 90 days notice to extend the Non-Solicitation Expiration by one additional year if it continues to pay the Employee the Employee's then current salary, providing health and medical benefits and paying the Integration Bonus Amount (subject to the limitation set forth in Section 1 of the Letter Agreement) during such additional year (payment of such sums. and provision of such benefits, to extend the term of the covenant under Exhibit A shall also satisfy the obligation under this Exhibit F).

                                   ARTICLE III
                                NON-DISPARAGEMENT

        The Employee agrees not to make or publish, or cause to be made or published any statement or information that disparages, defames or in any way impugns the reputation of the Company or any of its subsidiaries or affiliates, or any employees or representatives thereof. except if necessary in connection with a termination without "good reason"

        The Company agrees not to make or publish, or cause to be made or published any statement or information that disparages, defames or in any way impugns the reputation of the Employee, except if necessary in connection with a termination for "cause."

                                   ARTICLE IV
                                  MISCELLANEOUS

4.1      Remedies.

         The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of this Restrictive Covenant Agreement It is accordingly agreed that in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Restrictive Covenant Agreement and to enforce specifically the terms and provisions of such sections.

4.2      Jurisdiction and Governing Law.

         The parties agree that this letter agreement shall be governed in accordance with the laws of the State of New York and the exclusive jurisdiction for enforcing such agreement shall be the federal courts of the United States located in New York (unless such choice of forum would deny an aggrieved party a forum for enforcing such party's rights, in which case the start courts of New York shall have jurisdiction).

4.3      Severabilitv.

         If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement

4.4      Amendments.


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         No change. alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

4.5      lnterpretation.

         The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.


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                                                                       EXHIBIT Z

                                1998 BONUS PLAN

If the Company achieves certain Labor Targets (to be agreed upon), then the Employee shall be entitled to a bonus in an amount equal to the amount paid to CLC at the Effective Time in respect of the Employee's Promissory Note (which amount has been paid by set-off against the Merger Consideration). The Employee will be entitled to a Transaction Bonus only if he is employed by the Company en the date that the Labor Targets are achieved.